Exhibit 10.1

NOMINATION AGREEMENT

This NOMINATION AGREEMENT (the “Agreement”), dated March 26, 2018 (the “Effective Date”), is by and among Avon Products, Inc. (the “Company”), Barington Companies Equity Partners, L.P. (“Barington”), James A. Mitarotonda (the “Designee”) and the other entities and natural persons signatory hereto, including Shah Capital Management, Inc., Himanshu H. Shah, NuOrion Advisors, LLC and Guy Phillips (collectively, the “Barington Group” and each, a “Barington Group Member”).  The Company and each Barington Group Member is a “Party” to this Agreement and collectively they are the “Parties.”

RECITALS

A.
The Barington Group beneficially owns, as of the Effective Date, 14,972,711 shares of common stock of the Company (the “Common Stock”), or approximately 3.4% of the shares of the Common Stock issued and outstanding as of January 31, 2018;

B.
Barington submitted a notice to the Company, dated March 16, 2018 (the “Nomination Letter”), notifying the Company of its intent to nominate candidates for election to the Company’s board of directors (the “Board”) at the 2018 annual meeting of shareholders of the Company (the “2018 Annual Meeting”); and

C.	The Company and the Barington Group have determined to come to an agreement with respect to certain matters related to the 2018 Annual Meeting and certain other matters, as provided in this Agreement.

Accordingly, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the Parties, intending to be legally bound hereby, agree as follows:

1.	Board Appointments; 2018 Annual Meeting.

(a)
The Company agrees to take all necessary actions to nominate the Designee for election at the 2018 Annual Meeting to serve as a director until the Company’s 2019 annual meeting of shareholders of the Company (the “2019 Annual Meeting”).  The Company shall use the same level of effort with respect to the election of the Designee at the 2018 Annual Meeting that it exerts regarding the Company’s other nominees for election to the Board by the Company’s shareholders at the 2018 Annual Meeting, including recommending that the Company’s shareholders vote in favor of the election of the Designee at the 2018 Annual Meeting.  None of the Company, the Board or the Nominating & Corporate Governance Committee of the Board (the “Nominating Committee”) shall take any position, make any statements or take any action inconsistent with such recommendation.

(b)
Barington hereby irrevocably withdraws the Nomination Letter on the Effective Date and each Barington Group Member agrees not to nominate any person for election to the Board at the 2018 Annual Meeting.

(c)
The Designee covenants and agrees to tender his resignation from the Board and any committee thereof (i) immediately upon Barington and its Affiliates (as defined herein) ceasing to beneficially own shares of the Common Stock equal to or in excess of the Minimum Ownership Threshold (as defined herein) or (ii) promptly upon a material breach of this Agreement by any Barington Group Member, as reasonably determined by the Board, if such breach (if capable of being cured) has not been cured within 15 days following written notice thereof from the Company, in each case, unless the Company otherwise agrees in writing.  The “Minimum Ownership Threshold” means the beneficial ownership of at least 2,634,226 shares of Common Stock.

(d)
Recognizing that the Designee will be a member of the Board and have influence in determining the recommendations of the Board, during the Standstill Period (as defined herein), each Barington Group Member agrees to appear in person or by proxy for quorum purposes at any meeting of shareholders of the Company, including any adjournment or postponement thereof, and vote all of the shares of the Common Stock it beneficially owns (i) in favor of all persons nominated to serve as directors of the Company by the Board or the Nominating Committee and against any shareholder nominated directors, (ii) to ratify the appointment of the Company’s independent registered public accounting firm, (iii) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal and equity-compensation plans and any amendments thereto, (iv) in any manner each Barington Group Member desires with respect to mergers and acquisitions, liquidation or other fundamental change proposals, and (v) in accordance with the Board’s recommendation or abstaining from any other proposals.

(e)
Based on information provided by the Barington Group and the Designee, as of the Effective Date, the Board has reviewed and approved the qualifications of the Designee to serve as a member of the Board, and has determined that the Designee is (i) “independent” in accordance with the listing standards for the New York Stock Exchange and any other applicable director independence standards and (ii) otherwise qualified to serve as a director of the Company.

(f)
Except as expressly provided herein, upon election to the Board and during his service on the Board, the Designee shall have the same rights, obligations and benefits as all other Board members elected by holders of shares of the Common Stock and shall be subject to the same duties, protections, policies (including any applicable insider trading policy) and codes of conduct that are applicable to all members of the Board.  Consistent with his obligations as a director of the Company, the Designee agrees to keep confidential all non-public information concerning the Company and to not disclose or discuss any non-public information of the Company or discussions and matters considered in meetings of the Board or committees thereof in a manner consistent with the Designee’s fiduciary duties to the Company and in compliance with all Board policies and practices, provided, however, that the Designee may disclose such information to Barington and its Affiliates pursuant to the terms of the Confidentiality Agreement (as defined herein).  The “Confidentiality Agreement” means the confidentiality agreement entered into by and between the Company, the Designee and the other parties thereto, dated as of the Effective Date.  The Barington Group Members will not request or cause the Designee to engage in any communication in violation of this Agreement. To the extent not previously submitted, the Designee agrees to submit to the Company all reasonable and customary director onboarding documentation required by the Company in connection with the appointment or election of a new director as soon as practicable on or after the date of this Agreement.

(g)

i.
The Company shall prepare the Form 8-K being filed with respect to this Agreement and the Confidentiality Agreement (the “8-K”), its proxy statement (as such term is defined in Rule 14a-1 promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”)) with respect to the 2018 Annual Meeting (the “2018 Proxy Statement”) and all other soliciting materials (as such term is used in Rule 14a-6 promulgated by the SEC under the Exchange Act) with respect to the 2018 Annual Meeting (the “2018 Soliciting Materials”) in accordance with, and consistent with, the Company’s obligations under this Agreement.  The Company shall provide the proposed form of the 8-K, the 2018 Proxy Statement and any 2018 Soliciting Materials to the Barington Representative (as defined herein) and its counsel in advance of filing such materials with the SEC in order to permit the Barington Group a reasonable opportunity to review and comment on such materials, and shall consider in good faith any comments received, with respect to the 2018 Proxy Statement, within two calendar days, and with respect to the 8-K and the 2018 Soliciting Materials, within 24 hours.  Except as otherwise required by applicable law, the Company shall use the same or substantially similar language, or any summary thereof, for the foregoing filings, in all other filings with the SEC that disclose, discuss, refer to or are being filed in response to or as a result of this Agreement, unless otherwise reviewed and agreed by the Barington Representative.

ii.
Each Barington Group Member (including the Designee) shall provide, as promptly as practicable, all information relating to such Barington Group Member (and other information, if any) required under applicable law to be included in the 8-K, the 2018 Proxy Statement and the 2018 Soliciting Materials and, during the Standstill Period, any other proxy statement or soliciting materials.  In the 8-K, the 2018 Proxy Statement and the 2018 Soliciting Materials, and, during the Standstill Period, any other proxy statement or soliciting materials, the Company shall present the same types of information in the same manner concerning the Designee as presented for the Company’s other independent directors and director nominees, as applicable.

iii.
If, in any filing that the Company makes with the SEC during the Standstill Period (other than the filing of the 8-K, the 2018 Proxy Statement and any 2018 Soliciting Materials), the Company proposes to make any substantive change to its previous disclosure regarding any of the Barington Group Members (including the Designee), or this Agreement or the Confidentiality Agreement, the Company shall provide the Barington Representative and its counsel with the proposed form of the filing, or the applicable portion thereof, in advance of filing such materials with the SEC for its review and comment, and shall consider in good faith any comments received from the Barington Representative and its counsel, with respect to proxy statements, within two calendar days, and with respect to all other filings with the SEC, within 24 hours.

2.	Standstill Provisions.

(a)
The “Standstill Period” means the period from the Effective Date through the later of (i) the date that is 15 calendar days prior to the Nomination Deadline Date (as defined herein) for the 2020 annual meeting of shareholders of the Company (the “2020 Annual Meeting”) and (ii) the date that is three months following the date on which the Designee resigns or otherwise is no longer a member of the Board. Notwithstanding the foregoing sentence, (i) if the Board determines not to re-nominate the Designee at the 2020 Annual Meeting or any subsequent annual meeting, the Standstill Period shall expire 15 calendar days prior to the Nomination Deadline Date for the applicable annual meeting and (ii) solely in the event that the Board determines not to re-nominate the Designee for election to the Board at the 2019 Annual Meeting, the Standstill Period shall expire on the date that is 15 calendar days prior to the Nomination Deadline Date for the 2019 Annual Meeting so long as, prior to such date, the Designee has not resigned or otherwise is no longer a member of the Board.  During the Standstill Period, the Board shall inform the Designee of its intention to not re-nominate the Designee at any annual meeting of shareholders of the Company on or prior to the date that is 15 calendar days prior to the Nomination Deadline Date for the applicable meeting.  The “Nomination Deadline Date” shall mean, with respect to the applicable annual meeting of shareholders of the Company, the last business day on which shareholders of the Company may timely notify the Company of a nomination of director candidates.  Each of the Barington Group Members agrees that, during the Standstill Period, neither it nor any of such Barington Group Member’s Affiliates will, unless specifically requested or authorized in writing by a resolution of a majority of the Board, directly or indirectly:

i.
form, join in or in any other way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to shares of the Common Stock (other than with the Barington Group Members or one or more of the Barington Group Member’s Affiliates that agree to be bound by the terms and conditions of this Agreement) or deposit any shares of the Common Stock in a voting trust or similar arrangement or subject any shares of the Common Stock to any voting agreement or pooling arrangement or agreement, or grant any proxy with respect to any shares of the Common Stock (other than to a designated representative of the Company pursuant to a proxy statement of the Company) or take any action requiring it to report beneficial ownership of shares of the Common Stock on Schedule 13D under the Exchange Act (or any comparable or successor report);

ii.
solicit proxies or written consents of shareholders of the Company, or conduct any nonbinding referendum with respect to shares of the Common Stock, or make, or in any way participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act (but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) from the definition of “solicitation”) to vote any shares of the Common Stock with respect to any matter, or become a participant in any contested solicitation for the election of directors with respect to the Company (as such terms are defined or used in the Exchange Act and the rules promulgated thereunder), other than solicitations or acting as a participant in favor of all persons nominated to serve as directors of the Company by the Board or the Nominating Committee;

iii.
seek to make, or make, a shareholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the shareholders of the Company, or initiate, encourage or participate in any “withhold” or similar campaign with respect to any meeting of the shareholders of the Company, or seek to advise, encourage, support or influence any person with respect to the voting or giving of written consents of any securities of the Company at any meeting of the shareholders (or written consent solicitation in lieu of a meeting of shareholders) of the Company, or make a request for a list of the Company’s shareholders or other books and records of the Company, or seek to nominate any director for election to the Board, seek to place a representative on the Board or seek the removal of any director from the Board, or otherwise acting alone, or in concert with others, seek to control or influence the governance or policies of the Company;

iv.
initiate, encourage, seek to effect or in any way assist with or facilitate any offer or proposal (with or without conditions), or negotiations, agreements or understandings whether or not legally enforceable, with respect to a merger, acquisition, tender offer, exchange offer, share exchange, recapitalization, restructuring, liquidation, dissolution, disposition or other transaction involving the Company or any of its subsidiaries or any material portion of its or their businesses;

v.
publicly disclose, or cause or facilitate the public disclosure (including the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of any intent, purpose, plan or proposal to obtain any waiver, or consent under, or any amendment of, any of the provisions of this Agreement, or bring any action or otherwise act to contest the validity of this Section 2 or seek a release from the restrictions contained in this Section 2;

vi.
unless required by law, make or issue or cause to be made or issued any public disclosure, announcement or statement (including the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) concerning the Company or aimed at influencing the management or direction of the Company;

vii.
unless required by law, make or issue or cause to be made or issued any public disclosure, announcement or statement (including the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) (A) in support of any solicitation described in Section 2(a)(ii) (other than solicitations by the Company), (B) in support of any matter described in Section 2(a)(iii) or (C) concerning any potential matter described in Section 2(a)(iv); or

viii.
enter into any negotiations, agreements or understandings with any person with respect to the foregoing or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing.

(b)
Nothing contained in this Agreement shall limit in any respect the ability of the Designee to act in accordance with his fiduciary duties, as a director, to the Company and its shareholders; provided, however, that before so acting in a manner that would otherwise be a breach of this Agreement, he shall consult, to the extent reasonably practicable, with the chairman of the Board, the chair of a committee of the Board or the full Board.

3.	Representations and Warranties of the Company.

The Company represents and warrants to the Barington Group that (a) the Company has the corporate power and authority to execute and deliver this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid, binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors or by general equity principles (collectively, “Enforceability Exceptions”) and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) conflict with, result in any breach or violation of or constitute a default (or any event that with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4.	Representations and Warranties of the Barington Group.

Each Barington Group Member represents and warrants to the Company solely as to itself that (i) if such Barington Group Member is not a natural person, its authorized signatory named on the signature page of this Agreement has the power and authority to execute and deliver this Agreement and any other documents or agreements to be entered into in connection with this Agreement, (ii) this Agreement has been duly and validly authorized, executed and delivered by such Barington Group Member, constitutes a valid, binding obligation of such Barington Group Members and is enforceable against such Barington Group Members in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions, (iii) the execution, delivery and performance of this Agreement by such Barington Group Member does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to any Barington Group Member or (B) conflict with, result in any breach or violation of, constitute a default (or any event that with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, result in the loss of a material benefit under or give any right of termination, amendment, acceleration or cancellation of any organizational document (if such Barington Group Member is not a natural person), agreement, contract, commitment, understanding or arrangement to which such Barington Group Member is a party or by which such Barington Group Member is bound, (iv) as of the Effective Date, such Barington Group Member, together with such Barington Group Member’s Affiliates, beneficially owns in the aggregate the number of shares of the Common Stock set forth opposite such Barington Group Member’s name on Exhibit A and (v) as of the Effective Date, such Barington Group Member does not have, nor has any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into, exercisable or exchangeable for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of the Common Stock, in each case (A) whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event, (B) whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated by the SEC under the Exchange Act), (C) whether or not to be settled by delivery of shares of the Common Stock, payment of cash or by other consideration and (D) without regard to any short position under any such contract or arrangement).

5.	Affiliates and Associates.

Each Barington Group Member agrees that it will cause its Affiliates and Associates under its Control to comply with such Barington Group Member’s obligations under this Agreement as if such Affiliate or Associate were party to this Agreement as a Barington Group Member and subject to all obligations of a Barington Group Member under this Agreement and that it shall be responsible for the failure of any such Affiliate or Associate to so comply.  As used in this Agreement, the terms “Affiliate,” “Associate”, “Control” and “Controlled” will have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, and will include all persons or entities that, subsequent to the Effective Date, become Affiliates or Associates of any person or entity referred to in this Agreement.

6.	Public Announcements.

Neither the Company nor any Barington Group Member will issue any press release or public announcement or make any other public statement regarding this Agreement or the Confidentiality Agreement, except as required by law or the rules of any stock exchange or as agreed by the Company and the Barington Representative; provided that the Company may make public statements and include in its filings with the SEC statements, in each case, consistent with the disclosure regarding the Barington Group Members, this Agreement and the Confidentiality Agreement reviewed by the Barington Representative in accordance with Section 1(g).

7.	Mutual Non-Disparagement.

Except as required by law, beginning on the Effective Date and ending the later of (i) the date that is 15 calendar days prior to the Nomination Deadline Date for the 2020 Annual Meeting and (ii) the date on which the Standstill Period expires, each of the Barington Group Members and the Company shall refrain from making, and shall cause their agents, subsidiaries, Affiliates, successors, assigns, officers, employees, directors, attorneys or representatives not to make or cause to be made any public statement, announcement or other communication, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, calls into disrepute, defames, slanders or otherwise criticizes in any manner that would reasonably be likely to damage the business or reputation of (x) in the case of statements, announcements or other communications by any Barington Group Member, the Company or any of its subsidiaries, Affiliates, successors, assigns, officers (including former officers), directors (including former directors), employees, shareholders, agents, attorneys or representatives, or any of their products, services or business practices, and (y) in the case of statements, announcements or other communications by the Company, any Barington Group Member, its subsidiaries, Affiliates, successors, assigns, officers (including former officers), directors (including former directors), employees, shareholders, agents, investors, clients, attorneys or representatives, or any of their investments, services or business practices.

8.	Delay or Omission; Waiver.

It is agreed that no delay or omission by any Party to exercise any right, power or remedy accruing to it upon any breach or default of any other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver by any Party of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by any Party of any breach or default under this Agreement, or any waiver by any Party of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing.  Any permission, consent, or approval of any kind or character under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.  The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

9.	Notices.

All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

If to the Company:

Avon Products, Inc.
Building 6, Chiswick Park
London W4 5HR
United Kingdom
Attention:	General Counsel
Email:	james.thompson@avon.com

with a copy (which will not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:	George F. Schoen, Esq.
Ting S. Chen, Esq.
Email:	gschoen@cravath.com
tchen@cravath.com

If to the Barington Group or any Barington Group Member:

Barington Capital Group, L.P.
888 Seventh Avenue, 6th Floor
New York, New York 10019
Attention:	James A. Mitarotonda
Email:	jmitarotonda@barington.com

with a copy (which will not constitute notice) to:

Olshan Frome & Wolosky LLP
1325 Avenue of the Americas
New York NY 10019
Attention:	Steve Wolosky, Esq.
Andrew M. Freedman, Esq.
Email:	swolosky@olshanlaw.com
afreedman@olshanlaw.com

10.	Remedies; Forum and Governing Law.

The Parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.   Accordingly, each Party agrees that in addition to other remedies each Party is entitled to at law or in equity, each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, exclusively in the Supreme Court of the State of New York, New York County or the United States District Court for the Southern District of New York.  In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.  Furthermore, each of the Parties irrevocably and unconditionally (a) consents to submit itself to the personal jurisdiction of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Supreme Court of the State of New York, New York County or the United States District Court for the Southern District of New York, and waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any Party seeks to enforce the terms by way of equitable relief and (e) consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such Party’s principal place of business set forth in Section 9 or as otherwise provided by applicable law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

11.	Entire Agreement.

This Agreement and the Confidentiality Agreement contain the entire understanding of the Parties with respect to the subject matter hereof and thereof and may be amended only by an agreement in writing executed by the Company and the Barington Representative.

12.	Severability.

If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

13.	Counterparts.

This Agreement may be executed in two or more counterparts (and may be delivered in portable document format (.pdf)), all of which together shall constitute a single agreement.

14.	Successors and Assigns.

The terms and conditions of this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their successors, heirs, executors and legal representatives. This Agreement, and the rights and obligations herein, shall not be assignable or assigned, directly or indirectly, by operation of law or otherwise, by any of the Parties.

15.	No Third Party Beneficiaries.

This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.

16.	Interpretation and Construction.

Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The term “including” shall be deemed to mean “including without limitation” in all instances.

17.	Representative.

Each Barington Group Member hereby irrevocably appoints Barington Capital Group, L.P. as such Barington Group Member’s attorney-in-fact and representative (the “Barington Representative”), in such Barington Group Member’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby.  The Company will be entitled to rely, as being binding on each Barington Group Member, upon any action taken by the Barington Representative or upon any document, notice, instruction or other writing given or executed by the Barington Representative.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the Effective Date.

AVON PRODUCTS, INC.

By:	/s/ James Thompson
	Name:	James Thompson
	Title:	SVP & General Counsel

[Signature Page to Nomination Agreement]

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
By:	Barington Companies Investors, LLC, its general partner

By:	/s/ James A. Mitarotonda
	Name:	James A. Mitarotonda
	Title:	Managing Member

BARINGTON COMPANIES INVESTORS, LLC

By:	/s/ James A. Mitarotonda
	Name:	James A. Mitarotonda
	Title:	Managing Member

BARINGTON COMPANIES MANAGEMENT, LLC

By:	/s/ James A. Mitarotonda
	Name:	James A. Mitarotonda
	Title:	Managing Member

BARINGTON CAPITAL GROUP, L.P.
By:	LNA Capital Corp., its general partner

By:	/s/ James A. Mitarotonda
	Name:	James A. Mitarotonda
	Title:	President and CEO

JAMES A. MITAROTONDA, individually

/s/ James A. Mitarotonda

LNA CAPITAL CORP.

By:	/s/ James A. Mitarotonda
	Name:	James A. Mitarotonda
	Title:	President and CEO

[Signature Page to Nomination Agreement]

NUORION ADVISORS, LLC

By:	/s/ Guy Phillips
Name: Guy Phillips
Title: Managing Member

GUY PHILLIPS, individually

/s/ Guy Phillips

SHAH CAPITAL MANAGEMENT, INC.

By:	/s/ Himanshu H Shah
	Name:	Himanshu H Shah
	Title:	President & CIO

SHAH CAPITAL OPPORTUNITY FUND, L.P.

By:	/s/ Himanshu H Shah
	Name:	Himanshu H Shah
	Title:	Managing Member

SHAH CAPITAL, LLC

By:	/s/ Himanshu H Shah
	Name:	Himanshu H Shah
	Title:	General Partner

HIMANSHU H. SHAH, individually

/s/ Himanshu H. Shah

[Signature Page to Nomination Agreement]

EXHIBIT A

The Barington Group beneficially owns, in the aggregate, 14,972,711 shares of the Common Stock as of the Effective Date.  Each Barington Group Member, as of the Effective Date, beneficially owns in the aggregate the number of shares of the Common Stock set forth opposite such Barington Group Member’s name below.

Barington Group Member	Shares of the Common Stock

BARINGTON COMPANIES EQUITY PARTNERS, L.P.	3,020,687
BARINGTON COMPANIES INVESTORS, LLC*	3,264,537
BARINGTON COMPANIES MANAGEMENT, LLC*	0
BARINGTON CAPITAL GROUP, L.P.*	3,264,537
JAMES A. MITAROTONDA*	3,272,870
LNA CAPITAL CORP.*	3,264,537
NUORION ADVISORS, LLC	3,198,696
GUY PHILLIPS	3,245,139
SHAH CAPITAL MANAGEMENT, INC.	8,416,702
SHAH CAPITAL OPPORTUNITY FUND, L.P.	7,206,584
SHAH CAPITAL, LLC	7,206,584
HIMANSHU H. SHAH	8,454,702

* Barington Affiliate